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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Del Webb Corporation:

We consent to incorporation by reference in the Registration Statement No. 33-6564 on Form S-8 of Del Webb Corporation of our report dated May 31, 2001, relating to the statements of net assets available for benefits of the Retirement Savings Plan for the Employees of Del Webb Corporation as of December 31, 2000, and the related statements of changes in net assets available for benefits for the year then ended, and related supplemental schedule, which report appears in the December 31, 2001 annual report on Form 11-K of the Retirement Savings Plan for the Employees of Del Webb Corporation.



                                                               /s/ KPMG LLP



Phoenix, Arizona
June 27, 2002